Filed pursuant to Rule 424(b)(3)
Registration No. 333-123019

May 3, 2005

To the Stockholders of
Cimarex Energy Co. and
Magnum Hunter Resources, Inc.:

        The following corrections should be noted when reading the joint proxy statement/prospectus of Cimarex Energy Co., referred to as Cimarex, and Magnum Hunter Resources, Inc., referred to as Magnum Hunter, dated April 29, 2005 relating to (i) the annual meeting of the stockholders of Cimarex to be held on June 6, 2005 and (ii) the special meeting of the stockholders of Magnum Hunter to be held on June 6, 2005:

  •
  references to April 15, 2005 as the record date for the determination of stockholders entitled to notice of, and to vote at, the Magnum Hunter special meeting and any adjournment or postponement thereof, appearing in the Magnum Hunter Resources, Inc. Notice of Special Meeting of Stockholders to be Held on June 6, 2005, as well as on pages I-21, I-45, I-87, I-131 and III-5, should reflect the correct record date of April 29, 2005;

  •
  the reference to April 15, 2005, appearing in the first paragraph under the heading "Proposal to Amend the Cimarex Charter to Increase the Authorized Common Stock" on page I-135, should reflect the correct date of April 29, 2005;

  •
  the reference to April 15, 2005, appearing in the first paragraph of the heading entitled "Revoking Your Proxy" on page III-7, should reflect the correct date of April 29, 2005;

  •
  references to the 95,187,747 shares of Magnum Hunter common stock entitled to vote at the Magnum Hunter special meeting, appearing on pages I-21, I-45, I-158 and III-5, should reflect the correct number of shares, which is 95,203,469;

  •
  references to the 4,888,931 shares underlying options to purchase Magnum Hunter common stock, appearing on pages I-87 and I-131, should reflect the correct number of shares, which is 4,873,211;

  •
  references to the $14.54 closing price of Magnum Hunter common stock on the record date for the Mangum Hunter special meeting, appearing on pages I-87 and I-131, should reflect the correct closing price of $14.43; and

  •
  references to the approximate $31.8 million aggregate cash payment to be made by Magnum Hunter or Cimarex in connection with the cancellation of Magnum Hunter stock options, appearing on pages I-87 and I-131, should reflect the correct aggregate amount of $31.1 million.

        Sincerely,

F.H. Merelli Chairman of the Board, Chief Executive Officer and President of Cimarex Energy Co.	Richard R. Frazier President and Chief Executive Officer of Magnum Hunter Resources, Inc.